As filed with the Securities and Exchange Commission on August 27, 2003

Registration No. 333-106882.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREENPOINT FINANCIAL CORP.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6162 (Primary Standard Industrial Classification Code Number)	06-1379001 (I.R.S. Employer Identification No.)

90 Park Avenue,

New York, New York 10016,

(212) 834-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Howard C. Bluver, Esq.

Executive Vice President, General Counsel and Secretary

GreenPoint Financial Corp.

90 Park Avenue

New York, New York 10016

(212) 834-1724

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Edward D. Herlihy, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Lee Meyerson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to public:    Upon consummation of the exchange offer referred to herein.

If the securities being registered in this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 27, 2003

PROSPECTUS

GreenPoint Financial Corp.

Offer to Exchange

$350,000,000 aggregate principal amount of

3.20% Senior Notes Due 2008

for

$350,000,000 aggregate principal amount of

3.20% Senior Notes Due 2008

that have been registered under the Securities Act of 1933

The exchange offer will expire at 5:00 p.m., New York City time, on [            ], 2003, unless extended.

We are offering, on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $350,000,000 3.20% Senior Notes Due 2008, which have been registered under the Securities Act of 1933, for a like amount of our outstanding $350,000,000 3.20% Senior Notes Due 2008. When we refer to “exchange notes,” we are referring to the 3.20% senior notes due 2008 offered hereby, and when we refer to “outstanding notes,” we are referring to the outstanding 3.20% senior notes due 2008.

The terms of the exchange notes are substantially identical to the terms of the outstanding notes (including principal amount, interest rate, maturity and redemption rights), except for transfer restrictions and registration rights relating to the outstanding notes. There is no existing market for the notes to be issued, and we do not intend to apply for their listing on any securities exchange. We will not receive any proceeds from the exchange offer.

You may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. In order to participate in the offer, you must make the representations to us described on pages 17 and 18.

The notes offered hereby are not deposits or savings accounts of a bank or savings association and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

See the section entitled “Risk Factors” on page 10 for a discussion of the risks that you should consider before tendering your outstanding notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [            ], 2003

Additional Information

This prospectus incorporates important business and financial information about GreenPoint Financial Corp. from other documents that are not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this prospectus by accessing the Securities and Exchange Commission’s website maintained at “http://www.sec.gov”, by accessing GreenPoint’s web site maintained at “http://www.greenpoint.com” or by requesting copies in writing or by telephone from GreenPoint at:

GreenPoint Financial Corp.

90 Park Avenue

New York, New York 10016

Attention: Investor Relations

Phone: (212) 834-1202

If you would like to request documents, please do so no later than [            ], 2003 in order to receive them before the expiration of the exchange offer. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. If you request any incorporated documents from us, we will mail them to you promptly by first-class mail or by similar means. See “Where You Can Find More Information” and “Incorporation by Reference” on pages 37 and 38.

2

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of the documents incorporated by reference, as the case may be.

As used in this prospectus, the terms “GreenPoint Financial,” “we,” “our,” “us” and similar references are to GreenPoint Financial Corp. and our consolidated subsidiaries as a combined entity, except where it is clear from the context that the terms mean only GreenPoint Financial Corp. For purposes of the section entitled “Description of the Exchange Notes,” whenever we refer to “GreenPoint Financial” or “us” or use the terms “we” or “our,” we are referring to GreenPoint Financial Corp. and not any of our subsidiaries. References to “$” and “dollars” are to U.S. dollars.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the financial data and related notes and the documents incorporated by reference in this prospectus, before making a decision to exchange your outstanding notes for exchange notes.

Our Business

We are a bank holding company organized under the laws of the State of Delaware and registered under the Bank Holding Company Act of 1956, as amended. We have two primary businesses—a New York retail bank and a national mortgage business. The retail bank, GreenPoint Bank, is a New York State chartered savings bank and is the second largest thrift depository in the greater New York metropolitan area with $12 billion in deposits in 85 branches serving more than 400,000 households. GreenPoint Mortgage Funding, Inc. (which we refer to in this prospectus as “GreenPoint Mortgage”), headquartered in Novato, California, originates a wide variety of exclusively “A” quality loans. This includes agency qualifying loans and Jumbo A loans, and GreenPoint Financial’s specialty Alternative A mortgages.

Through GreenPoint Bank and GreenPoint Mortgage, we are primarily engaged in lending throughout the nation. GreenPoint Mortgage originates both adjustable and fixed rate mortgage loans, primarily through a network of mortgage brokers, mortgage bankers, attorneys and other real estate professionals and, to a lesser extent, from customers and members of the local communities in its lending area. GreenPoint Bank continues to attract retail deposits from the general public and invests those deposits, together with funds generated from operations, in loans and marketable securities. GreenPoint Bank’s revenues are derived principally from interest on its loan portfolio and investment securities, proceeds from the sales or securitizations of mortgage loans, fees from the servicing of these loans and retail banking fees and commissions earned. GreenPoint Bank’s primary sources of funds are deposits, proceeds from loan sales and securitizations, and proceeds from principal and interest payments on loans, mortgage-backed securities, other securities and debt.

At June 30, 2003, we had total assets of approximately $22.7 billion, total deposits of approximately $12.3 billion and total stockholders’ equity of approximately $1.9 billion. Our principal executive offices are located at 90 Park Avenue, New York, New York 10016 and our telephone number is (212) 834-1000. Our common stock is listed on the New York Stock Exchange under the trading symbol “GPT.”

The Exchange Offer

On June 6, 2003, we completed the private offering of $350,000,000 aggregate principal amount of 3.20% Senior Notes Due 2008 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (which we refer to in this prospectus as the “Securities Act”). Simultaneously with that transaction, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to deliver this prospectus to you and to complete an exchange offer for the outstanding notes. Below is a summary of the exchange offer.

Terms of the Offer

We are offering to exchange a like amount of exchange notes for the outstanding notes in denominations of $1,000 in principal amount and integral multiples thereof. In order to be exchanged, an outstanding note must be properly tendered and accepted. As of the date of this prospectus, there are $350 million principal amount of outstanding notes outstanding.

Expiration	The exchange offer expires at 5:00 p.m., New York City time, on [ ], 2003, unless extended in our sole discretion.

Procedures for Tendering Notes

To tender outstanding notes held in book-entry form through The Depository Trust Company (which we refer to in this prospectus as “DTC”), you must transfer your outstanding notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or ATOP, system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the outstanding notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of a holder and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, together with certificates for the old notes being exchanged or the materials required under the guaranteed delivery procedures described in this prospectus and any other required documents.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

—you are not our “affiliate” (as defined in Rule 405 under the Securities Act);

—if you are a broker-dealer, you did not purchase the outstanding notes to be exchanged for the exchange notes from us in the initial offering of the outstanding notes;

—any exchange notes to be received by you will be acquired in the ordinary course of your business; and

—at the time of the exchange offer, you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the exchange notes and you have no arrangement or understanding with any person to participate in the distribution of the exchange notes.

Any outstanding notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes, and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your outstanding notes under the procedures described in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes, we will have fulfilled some of our obligations under the registration rights agreement, and, accordingly, there will be no increase in the interest rate on the outstanding notes under the registration rights agreement if the outstanding notes were eligible for exchange, but not exchanged, in the exchange offer. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold your outstanding notes and will be entitled to the rights and subject to the limitations applicable to the outstanding notes in the indenture.

Consequences of Failure to Exchange

All untendered outstanding notes will remain subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. Generally, the outstanding notes that are not exchanged for exchange notes in the exchange offer will remain restricted securities, and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Any trading market for the outstanding notes could be adversely affected if some but not all of the outstanding notes are tendered and accepted in the exchange offer.

Acceptance of Outstanding Notes For Exchange; Issuance of Exchange Notes

Subject to the conditions stated in “The Exchange Offer—Conditions to the Exchange Offer,” we will accept for exchange any and all outstanding notes that are properly tendered in the exchange offer before the expiration of the exchange offer. The exchange notes will be delivered promptly after the expiration of the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

United States Federal Income Tax Consequences

Your exchange of outstanding notes for exchange notes to be issued in the exchange offer should not result in any gain or loss to you for United States federal income tax purposes. See “Certain Important United States Federal Income Tax Considerations.”

Withdrawal Rights	You may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the

Exchange Offer” for more information regarding the conditions to the exchange offer. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act if:

—	you acquire the exchange notes in the ordinary course of your business;

—	you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the exchange notes, and you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

—	you are not an “affiliate” of GreenPoint Financial Corp., as defined in Rule 405 of the Securities Act;

—	you are not a broker-dealer who purchased the outstanding notes to be exchanged for the exchange notes from us in the initial offering of the outstanding notes; and

—	you are a broker-dealer who received exchange notes for your own account in exchange for outstanding notes that were acquired as a result of your market-making or other trading activities and you deliver a prospectus in connection with any resale of these exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See “Plan of Distribution.”

Exchange Agent

The Bank of New York is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

The Exchange Notes

The terms of the exchange notes and the outstanding notes are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes generally will not contain transfer restrictions and will not have registration rights that apply (or applied) to the outstanding notes; and

•	the exchange notes will not contain provisions relating to the payment of special interest to the holders of the outstanding notes under the circumstances related to the timing of the exchange offer.

A brief description of the material terms of the exchange notes follows. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	GreenPoint Financial Corp.

Securities Offered	Up to $350,000,000 aggregate principal amount of 3.20% Senior Notes Due 2008, which have been registered under the Securities Act.

Maturity	June 6, 2008.

Interest	We will pay interest on the exchange notes at the rate of 3.20% per year payable in cash on June 6 and December 6 of each year, beginning on December 6, 2003.

Ranking

The exchange notes will be senior unsecured obligations of GreenPoint Financial Corp. The exchange notes will rank equally with any existing and future unsecured senior debt of GreenPoint Financial and will rank senior to any existing and future subordinated debt of GreenPoint Financial. The liabilities of our subsidiaries will be effectively senior to the exchange notes.

Redemption	The exchange notes will not be redeemable prior to maturity.

Restrictive Covenants

We will issue the exchange notes under the same indenture with The Bank of New York, as trustee, under which the outstanding notes were issued. The indenture, among other things, limits our ability to:

—	dispose of shares of voting stock of our GreenPoint Mortgage and GreenPoint Bank subsidiaries; and

—	sell all or substantially all of our assets or merge or consolidate with or into other entities;

—	without satisfying the conditions described in the section entitled “Description of the Exchange Notes—Certain Covenants.”

Form and Denomination

The exchange notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The exchange notes will be evidenced by one or more permanent global certificates in fully registered, book-entry form without interest coupons, will be deposited with the trustee as custodian for DTC, and will be registered in the name of Cede & Co. or another nominee designated by DTC, except in limited circumstances.

Lack of Public Market

There is no existing trading market for the exchange notes, and there can be no assurance regarding any future development of a trading market for the exchange notes or the ability of holders of the exchange notes to sell their exchange notes or the price at which the holders may be able to sell their exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or market.

Ratings

The exchange notes are expected to be rated “BBB-” by Standard & Poor’s, “Baal” by Moody’s Investors Service Inc. and “BBB” by Fitch, Inc., which are the current ratings of the outstanding notes. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold the exchange notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if such rating agency decides that circumstances warrant that change.

Risk Factors	See “Risk Factors” for a discussion of some of the key factors you should consider before deciding to exchange your outstanding notes for exchange notes.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial and other data presented below are derived in part from, and should be read in conjunction with, our consolidated financial statements, related notes and other financial information incorporated into this prospectus by reference. You should refer to “Where You Can Find More Information” and “Incorporation by Reference.”

	At June 30,				At December 31,
	2003		2002		2002		2001		2000		1999		1998
	(In millions)
Selected Consolidated Financial Condition Data:
Total assets	$22,676		$20,103		$21,814		$20,186		$15,765		$15,401		$15,016
Loans receivable held for sale	5,370		4,368		5,595		4,945		1,981		1,208		1,578
Loans receivable held for investment, net	9,962		9,784		9,901		9,961		8,574		9,180		9,273
Allowance for loan losses	78		78		78		81		113		113		113
Securities and related assets	5,444		4,389		4,204		3,353		3,228		2,101		1,408
Money market investments	14		17		92		167		171		1,053		924
Goodwill	395		395		395		395		864		942		1,014
Deposits	12,325		11,055		11,796		10,706		11,176		11,560		11,173
Borrowings	7,514		6,414		7,235		6,845		1,840		1,080		1,393
Stockholders’ equity	1,919		1,853		1,924		1,656		2,050		1,987		1,923

	For the Six Months Ended June 30,				For the Year Ended December 31,
	2003		2002		2002		2001		2000		1999		1998
	(In millions)
Selected Consolidated Operating Data:
Interest income	$590		$646		$1,306		$1,256		$1,075		$1,006		$1,042
Interest expense	247		276		553		634		546		495		538
(Provision) benefit for loan losses	(1)		(1)		(2)		13		(5)		20		(13)
Non-interest income	313		218		462		465		242		228		153
Non-interest expense	246		202		427		432		342		395		339
Income taxes related to earnings from continuing operations	152		142		288		259		169		152		139

Net income from continuing operations	$257		$243		$498		$409		$255		$212		$166

Net income (loss)	$257		$245		$503		$(295)		$213		$216		$159

	At or For the Six Months Ended June 30,				At or For the Year Ended December 31,
	2003		2002		2002		2001		2000		1999		1998
	(Dollars in millions, except per share data)
Performance Ratios—Continuing Operations:
Return on average assets	2.37%		2.48%		2.40%		2.22%		1.66%		1.41%		1.18%
Return on average equity	26.99		27.52		27.34		18.84		12.61		10.55		10.45
Net interest margin	3.37		4.05		3.88		3.94		4.21		4.24		3.95
Net interest spread	3.25		3.90		3.74		3.63		3.81		3.79		3.61
Operating expense to average assets	2.28		2.07		2.05		2.10		1.94		2.13		2.01
Total non-interest expense to operating revenue	27.2		23.4		35.1		39.7		44.3		53.5		51.7
Efficiency ratio(1)	37.7		34.6		35.1		35.7		38.7		43.5		43.1
Average interest-earning assets to average interest-bearing liabilities	1.05	x	1.05	x	1.05	x	1.08	x	1.09	x	1.11	x	1.0x
Per Share Data(2):
Basic earnings per share continuing operations	$3.08		$2.74		$5.67		$4.61		$2.84		$2.23		$1.91

SELECTED CONSOLIDATED FINANCIAL DATA (continued)

	At or For the Six Months Ended June 30,				At or For the Year Ended December 31,
	2003		2002		2002		2001		2000		1999		1998
	(Dollars in millions, except per share data)
Diluted earnings per share continuing operations	3.02		2.67		5.53		4.50		2.80		2.19		1.85
Book value per common share	N/A		N/A		22.07		18.39		22.77		21.40		19.99
Tangible book value per common share	N/A		N/A		17.53		14.00		13.17		11.26		9.45
Dividends per share	0.62		0.50		1.00		1.00		1.00		0.88		0.64
Dividend payout ratio	20.53%		18.59%		17.92%		N/A		42.74%		39.46%		36.16%
Asset Quality Ratios—Continuing Operations
Non-accruing loans held for investment to mortgage loans held for investment	1.62%		1.60%		1.61%		1.72%		2.26%		2.54%		3.03%
Non-accruing loans held for sale to mortgage loans held for sale	1.60		0.95		1.18		0.73		0.71		—		—
Non-performing assets to total assets	1.18		1.02		1.12		1.06		1.31		1.47		1.98
Allowance for loan losses to nonperforming loans held for investment	46.00		47.5		46.64		43.48		50.30		42.56		39.50
Allowance for loan losses to mortgage loans held for investment	0.75		0.76		0.75		0.75		1.14		1.08		1.20
Net loan charge-off experience to average mortgage loans held for investment	0.03		0.01		0.02		0.05		0.06		0.08		0.09
Ratio of allowance for loan losses to net charge-offs	30.13	x	57.3	x	35.67	x	15.97	x	19.81	x	12.80	x	13.15	x
Capital Data:
Tier I Capital (to risk weighted assets)	11.28%		12.07%		11.43%		10.10%		9.17%		10.62%		12.62%
Total Risk Based Capital (to risk weighted assets)	12.79		13.77		12.96		11.72		10.94		11.58		13.87
Tier I Capital (average assets)	7.68		8.05		7.51		7.23		9.39		8.73		8.01
Tangible equity to tangible managed assets	5.89		5.90		5.98		5.06		5.10		5.49		5.94

Tangible equity to managed receivables	7.96		7.51		7.69		6.17		6.19		6.89		7.44
Purchase of treasury stock	$113		$72		$251		$71		$121		$141		$220
Other Data:
Mortgage loan originations	$20,671		$13,475		$33,100		$26,285		$10,897		$10,717		$10,988
Total managed assets(3)	N/A		N/A		25,595		25,133		23,784		20,187		16,241
Total managed receivables(4)	N/A		N/A		19,555		20,256		18,866		15,331		12,149
Earnings to combined fixed charges and preferred stock dividends—continuing operations(5):
Excluding interest on deposits	20.15	x	16.40	x	18.37	x	14.22	x	11.68	x	10.29	x	8.99	x
Including interest on deposits	3.83	x	3.19	x	3.36	x	2.36	x	1.78	x	1.70	x	1.61	x
Full-service retail bank offices	85		74		81		74		74		73		73

(1)	The efficiency ratio is calculated by dividing general and administrative expenses by the sum of net interest income and non-interest income.
(2)	The per share data has been restated to reflect the impact of a 2-for-1 split of GreenPoint Financial’s common stock on March 4, 1998.
(3)	Managed assets is the sum of total assets and off-balance sheet managed receivables.
(4)	Managed receivables is the sum of on-balance sheet loans and off-balance sheet managed receivables.
(5)	For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income plus applicable income taxes, fixed charges and preferred stock dividend requirements of a consolidated subsidiary. Fixed charges represent interest expense on long-term debt and one-third (the portion deemed to be representative of the interest factor) of rents.

RECENT DEVELOPMENTS

On July 8, 2003, we announced a three-for-two stock split and a 15.2% increase in our quarterly common stock dividend to $0.36 per share on a pre-split basis. The stock split, which was in the form of a stock dividend of one-half additional share of GreenPoint Financial common stock for each share held by our shareholders (with cash in lieu of fractional shares), was paid on August 20, 2003 to shareholders of record as of August 8, 2003. The $0.36 quarterly dividend was also paid on August 20, 2003 to shareholders of record as of August 8, 2003. The annual dividend rate was increased to $1.44 on a pre-split basis and $0.96 on a post-split basis.

RISK FACTORS

Before tendering outstanding notes in the exchange offer, you should carefully review the information contained elsewhere in this prospectus, including information incorporated by reference, and you should particularly consider the following discussion on the risks involved, which do not necessarily appear in the order of importance. You should consider all of these factors to be important.

We operate in competitive markets

We face significant competition both in making loans and in attracting deposits. We compete primarily on the basis of pricing in many of the markets in which we conduct business. From time to time, our competitors seek to compete aggressively on the basis of pricing factors and we may lose market share to the extent we are unwilling to match our competitors’ pricing in order to maintain our interest or sale margins. To the extent that we match competitors’ pricing, we may experience lower interest margins or gain on sale results. In addition, we face significant competition in several of the initiatives we recently announced, including the de novo branching expansion plan and small business banking program initiated by the retail banking business in the New York City metropolitan area. Many of the financial institutions against which we compete are much larger than us, with greater financial resources and market share. These risks are further described in the Competition section of Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2002. See “Incorporation by Reference.”

We face market risk relating to interest rates and mortgage rates

Interest rate risk arises in the ordinary course of our business, as the repricing characteristics of our loans do not necessarily match those of our deposit liabilities. Changes in interest rates can also affect the number of loans we originate, as well as the value of our loans and other interest-earning assets and our ability to realize gains on the sale of those assets and liabilities. Prevailing interest rates also affect the extent to which borrowers prepay loans owned by us. When interest rates increase, borrowers are less likely to prepay their loans, and when interest rates decrease, borrowers are more likely to prepay loans. We may then be forced to invest the funds generated by those prepayments at less favorable interest rates. Similarly, prepayments on mortgage-backed securities can hurt the value of those securities and the interest income generated from them. In addition, an increase in interest rates could hurt the ability of our borrowers who have loans with floating interest rates to meet their increased payment obligations. If those borrowers were not able to make their payments, then we would suffer losses, and our level of performing assets would decline.

Increases in interest rates might cause depositors to shift funds from accounts that have comparatively lower cost to us (such as regular savings accounts) to accounts with a high cost (such as certificates of deposit). If the cost of deposits increased at a rate greater than the yield on interest-earning assets increases, our interest-rate spread would suffer.

Market risk also arises as we originate and accumulate fixed rate mortgage loans prior to their sale or securitization. As applications are approved, a commitment is made to lend at a specified interest rate. Should rates rise, either prior to closing or after closing but prior to sale or securitization, the price at which the loan will be sold or securitized will decline, which would adversely affect our results of operations. Hedging strategies are implemented to mitigate the risk of lowered prices in rising rate environments.

We are exposed to credit risk

We assume credit risk primarily in our held-for-investment loan portfolio, and in the recourse we provide in conjunction with loan sales or securitizations. The majority of our loan portfolio consists of fixed and ARM loans secured by one-to-four-family residences and, to a lesser extent, multi-family residential loans, commercial real estate loans and other loans held for investment. We believe that the allowance for loan losses is adequate. However, our determination is susceptible to the effect of future unanticipated changes in general economic and market conditions that may affect the financial circumstances of borrowers and/or residential real estate values within our lending areas.

We also securitize or sell some of our mortgage loans with recourse. Expected losses are deducted when estimating the gain on sale and the initial value of retained interests. Based on recent loss trends, the values are updated.

Prior to exiting the manufactured housing finance business, we securitized and sold with recourse most of our manufactured housing loans. We retain most of the credit risk inherent in these loans. Our results from discontinued operations could be adversely affected if our securitizations do not perform well. These risks are further described in Note 5 beginning on page 64 of our 2002 Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2002 and is incorporated in this prospectus by reference.

Expanding into new markets may result in increased losses

We have an historic practice of expanding our lending business into new geographic and product markets, and we may continue that practice in the future. Although we believe that we have implemented appropriate underwriting and credit quality controls in these new markets, and we will seek to implement like controls in future markets, we are less familiar with the real estate markets in these areas and, therefore, may experience more losses in these new markets. Also, we may not be as successful in originating loans in these new markets as we have been in the markets in which we are well established.

We are extensively regulated

Our operations are subject to extensive regulation by federal, state and local authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on our operations. Policies adopted by these entities can significantly affect our business operations. In addition, these authorities periodically conduct examinations of us and may impose various requirements or sanctions. These regulations are further described in the Bank Regulations and Supervision section of our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference.

Legislative and regulatory proposals may unfavorably affect our business

Proposals to change the laws governing financial institutions are frequently raised in federal, state and local legislatures and before regulatory authorities. Changes in applicable laws or policies could materially affect our businesses, and the likelihood of any major changes in the future and their effects are impossible to determine. Moreover, it is impossible to predict the ultimate form any proposed legislation or regulation might take or how it might affect us. Similarly, changes in applicable accounting principles, policies or guidelines could impact the manner in which we report the results of our operations.

We face several risks relating to business combinations

We continually evaluate mergers, acquisitions and other business combination opportunities and we may undertake informal discussions or negotiations that may result in formal discussions and future business combinations. Transactions of this type have risks relating to, among other things, the loss of key employees, the disruption of ongoing businesses, the failure to integrate the combined businesses and the failure to achieve expected synergies. We cannot predict what the consequences would be of any business combination. However, an unsuccessful business combination, and other factors, could ultimately result in our divestiture or termination of a business segment. Similarly, we routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

GreenPoint Bank’s ability to pay dividends or lend funds to us is subject to regulatory limitations which, to the extent we need but are not able to access those funds, may prevent us from making payments under the notes.

We rely primarily on dividends from our subsidiary GreenPoint Bank to pay principal and interest on our outstanding debt, and we will rely on dividends to pay principal and interest on the notes. New York State Banking Laws impose restrictions on the payment of dividends by GreenPoint Bank to us, including restrictions relating to a provision that, without regulatory approval, GreenPoint Bank cannot declare and pay dividends in any calendar year in excess of its net profits, as defined by the applicable state banking laws, for that year combined with its retained net profits, as defined by the applicable state banking laws, of the two preceding years, less any required transfer to surplus. At December 31, 2002, $500 million of the total stockholders’ equity of GreenPoint Bank was available for payment of dividends to us pursuant to these provisions, as long as GreenPoint Bank continues to be well-capitalized pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 and the potential prohibitions discussed in the following paragraph do not apply.

In addition, federal bank regulatory authorities have authority to prohibit GreenPoint Bank from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute an unsafe or unsound practice. The ability of GreenPoint Bank to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

We cannot assure you that GreenPoint Bank will be able to pay dividends at past levels, or at all, in the future.

In addition to regulatory restrictions on the payment of dividends, GreenPoint Bank is subject to restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of GreenPoint Bank. These restrictions prevent affiliates of GreenPoint Bank, including us, from borrowing from GreenPoint Bank, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of GreenPoint Bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of GreenPoint Bank’s capital stock and surplus. If we do not receive sufficient cash dividends or borrowings from GreenPoint Bank, then we may not have sufficient funds to make payments on the notes.

Your right to receive payments on the notes will generally have a junior position to claims of creditors of our subsidiaries.

As a holding company, our right to receive any distribution of assets of any subsidiary, upon the subsidiary’s liquidation or reorganization or otherwise (and thus your right to benefit indirectly from the distribution), is subject to the prior claims of creditors of that subsidiary (including depositors), except to the extent we are also recognized as a creditor of that subsidiary. For example, if GreenPoint Bank, our retail banking subsidiary, is liquidated or reorganized, depositors of GreenPoint Bank would have the right to receive distributions from GreenPoint Bank before us unless we were considered a creditor of GreenPoint Bank.

Our ability to incur additional debt could adversely affect our ability to repay the notes.

You will be in the same position as the creditors of our other senior unsecured holding company debt. We are not obligated to repay the notes prior to repaying any of our other senior unsecured holding company debt. You should also understand that the indenture permits us and our subsidiaries to borrow additional funds. As a result, any new senior unsecured debt that we incur will have the same repayment priority as the notes, and any senior secured debt will rank higher than the notes to the extent that it is secured by collateral. In addition, the agreements under which our subsidiaries borrow funds may restrict the amount of money that they may pay to us.

You may have difficulty selling the outstanding notes you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes as described in the legend on the global security representing the outstanding notes. There are restrictions on transfer of your outstanding notes because we issued the outstanding notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any outstanding notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered outstanding notes registered under the Securities Act. In addition, the trading market, if any, for the remaining outstanding notes may be adversely affected depending on the extent to which outstanding notes are tendered and accepted in the exchange offer.

You may have difficulty selling the exchange notes because there is no existing trading market for them.

The exchange notes are being offered to the holders of the outstanding notes, which were issued on June 6, 2003 to a small number of institutional investors. There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange and no one has informed us that they intend to make a market in the exchange notes. Consequently, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, the market price of the exchange notes could be adversely affected by a lack of trading market for the exchange notes.

Certain holders may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no intentions, arrangements or understandings with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on the applicable interpretations of the SEC and must therefore comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Any broker-dealer that exchanges its outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or that resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted notes and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive exchange notes in the exchange offer if you do not follow the exchange offer procedures.

We will issue the exchange notes in exchange for your outstanding notes only if you tender the outstanding notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If you are the beneficial holder of outstanding notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your outstanding notes are registered and instruct that person to tender on your behalf.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, which are based on management’s current expectations. These forward-looking statements include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to earnings growth; revenue growth; origination volume in our mortgage business; non-interest income levels, including fees from product sales; credit performance on loans made by us; tangible capital generation; margins on sales or securitizations of loans; market share; expense levels; results from new business initiatives in our retail banking business; and other business operations and strategies.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 to the extent provided by applicable law. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: risks and uncertainties related to acquisitions, divestitures and terminating business segments, including related integration and restructuring activities; prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition, which can materially affect origination levels and gain on sale results in our mortgage business, as well as other aspects of our financial performance; the level of defaults, losses and prepayments on loans made by us, whether held in portfolio, sold in the whole loan secondary markets or securitized, which can materially affect charge-off levels, required loan loss reserve levels and our periodic valuation of our retained interests from securitizations; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets, which can adversely affect our ability to sell or securitize loan originations on a timely basis or at prices which are acceptable to us, as well as other aspects of our financial performance; actions by rating agencies and the affects of these actions on our businesses, operations and funding requirements; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues, whether of general applicability or specific to us and our subsidiaries; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and the risk factors or other uncertainties described from time to time in our filings with the SEC and in the Risk Factors section included in this prospectus on pages 10-14. In addition, we regularly explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

The forward-looking statements are made as of the date of this prospectus or the date of the documents incorporated by reference in this prospectus, as the case may be, and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes in exchange for outstanding notes as described in this prospectus, we will receive outstanding notes of like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding debt.

CAPITALIZATION

The following table sets forth the unaudited consolidated summary balance sheet and capital ratios of GreenPoint Financial and its subsidiaries at June 30, 2003. You should read the information in this table together with “Selected Financial Data” and our consolidated financial statements and notes thereto contained in our public SEC filings, which are included in the documents incorporated by reference in this prospectus. You should refer to “Where You Can Find More Information” and “Incorporation by Reference.”

At June 30, 2003
(In millions)
Cash	$434
Securities	5,444
Loans receivable	15,332
Other assets	1,466

Total assets	$22,676

Deposits	$12,325
Short-term borrowings	6,815
Long-term borrowings	699
Other liabilities	918

Total liabilities	20,757
Stockholders’ equity	1,919

Total liabilities and stockholders’ equity	$22,676

Regulatory Capital Ratios:
Tier I Capital (to risk weighted assets)	11.28%
Total Risk Based Capital (to risk weighted assets)	12.79%
Tier I Capital to average assets	7.68%

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the outstanding notes for the exchange notes. See “Registration Rights.” We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Pursuant to the exchange offer, we will issue the exchange notes in exchange for outstanding notes. The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that the exchange notes (1) will have been registered under the Securities Act and therefore will not be subject to the restrictions on transfer (and related legends) applicable to the outstanding notes and (2) will not contain registration rights or provide for any increase in the interest rate related to our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture. See “Description of the Exchange Notes” for more information on the terms of the exchange notes.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities and blue sky laws of that jurisdiction. When we refer to a “holder” with respect to the exchange offer, we refer generally to any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC, the book-entry transfer facility for the notes, who desires to deliver outstanding notes by book-entry transfer at DTC.

We make no recommendation to the holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes pursuant to the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of outstanding notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of outstanding notes to tender, after reading this prospectus and the letter of transmittal that has been filed as an exhibit to the registration statement of which this prospectus forms a part and consulting with their advisers, based on their own financial position and requirements.

Terms of the Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange outstanding notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $350 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about [            ], 2003, to all holders of outstanding notes known to us. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. Outstanding notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

Our acceptance of a tender of outstanding notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m., New York City Time, on [            ], 2003. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration time” as used in this prospectus means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any outstanding notes by giving oral or written notice of an extension to the holders of outstanding notes as described below. During any extension period, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the exchange agent and the holders of the outstanding notes as promptly as practicable. If we change the terms of the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the you have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York, as the exchange agent, at the address listed under the heading “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if notes are tendered in accordance with the book-entry procedures listed below, an agent’s message in lieu of the letter of transmittal.

In addition, you must:

•	deliver certificates, if any, for the outstanding notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to the exchange agent’s account at DTC and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of outstanding notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in form satisfactory to us and the Exchange Agent, duly executed by the registered holder with the signature guaranteed by an eligible institution. The outstanding notes must be endorsed or accompanied by a properly completed bond power. In either case, the signature of the registered holder must be signed exactly as the name of the registered holder appears on the outstanding notes.

If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons must so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will have represented to us that:

•	it is not an “affiliate” (as defined in Rule 405 of the Securities Act) of GreenPoint Financial Corp.;

•	it is acquiring the exchange notes in the ordinary course of its business;

•	it is not a broker-dealer tendering notes that it acquired directly from us in the initial offering of the outstanding notes; and

•	it is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of the exchange notes, and it has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The SEC has taken the position that broker-dealers under those circumstances may fulfill their prospectus delivery requirements with respect to exchange notes, other than a resale of an unsold allotment from an original sale of notes, with the prospectus contained in the registration statement for the applicable exchange offer. Under the registration rights agreement, we are required to allow broker-dealers subject to these prospectus delivery requirements to use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes, subject to limited exceptions, for a period of 180 calendar days from the date the exchange offer registration statement is declared effective or, if earlier, until those broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

The method of delivery of outstanding notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or outstanding notes directly to GreenPoint Financial.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of outstanding notes desires to tender the outstanding notes, and the outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery

➢	stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered,

➢	stating that the tender is being made, and

➢	guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of outstanding notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts, acceptance and withdrawal of tenders. These determinations will be final and binding. We reserve the right to reject any particular outstanding note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of outstanding notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Outstanding Notes for Exchange; Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all outstanding notes properly tendered. We will issue the exchange notes promptly after acceptance of the outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

In all cases, issuance of exchange notes for outstanding notes will be made only after timely receipt by the exchange agent of:

•	certificates for the outstanding notes, or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	any other required documents.

Unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes. In the case of outstanding notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged outstanding notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each outstanding note accepted for exchange, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note.

Interest Payments on the Exchange Notes

The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes exchanged for the exchange notes or, if no interest has been paid on the outstanding notes, from June 6, 2003. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from June 6, 2003. Outstanding notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of outstanding notes whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on the outstanding notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

•	contain a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which the outstanding notes are registered, if different from that of the depositor.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution. If outstanding notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

Any outstanding notes properly withdrawn will be deemed not to have been validly tendered for exchange. Exchange notes will not be issued in exchange unless the outstanding notes so withdrawn are validly re-tendered. Properly withdrawn outstanding notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination will be final and binding on all parties.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes, and, as described below, may terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any of the conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	the exchange notes to be received will not be tradable by the holder, without restriction under the Securities Act and the Securities Exchange Act of 1934 (which we refer to in this prospectus as the “Exchange Act”) and without material restrictions under the securities or blue sky laws of substantially all of the states of the United States;

•	the exchange offer, or the making of an exchange by a holder of outstanding notes, violates any applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange outstanding notes of any holder that has not made to us:

•	the representations and acknowledgements described under “Procedures for Tendering” and “Plan of Distribution;” and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We also will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indentures under the Trust Indenture Act of 1939.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive either the condition or otherwise amend the terms of the exchange offer in any respect. See “—Expiration, Extension and Amendment” above.

Exchange Agent

We have appointed The Bank of New York as the exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, and all questions and requests for assistance relating to the exchange offer, should be directed to the exchange agent as follows:

By Mail or Overnight Courier:	By Hand:	By Facsimile (for Eligible Institutions only):

The Bank of New York Corporate Trust Department Reorganization Unit 101 Barclay Street, 7 East New York, NY 10286 Attn: Mr. William Buckley	The Bank of New York Corporate Trust Department Reorganization Unit 101 Barclay Street, 7 East New York, NY 10286 Attn: Mr. William Buckley	(212)-298-1915 Attention: Mr. William Buckley

For Information Call: 212-815-5788

Delivery of the letter of transmittal and any related materials to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal or related materials.

Fees and Expenses

The principal solicitation is being made by mail by The Bank of New York, as exchange agent; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by The Bank of New York and/or our officers and regular employees or those of our affiliates. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the exchange notes, filing fees, blue sky fees, accounting and legal fees and printing and distribution expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Repurchase of Outstanding Notes

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any outstanding notes that are not tendered in the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

We will issue the exchange notes under the same indenture, dated as of June 6, 2003, between us and The Bank of New York, as trustee, under which the outstanding notes were issued, as the same may be amended or supplemented from time to time. By its terms the indenture incorporates some of the provisions of the Trust Indenture Act of 1939. We urge you to read the indenture because it, and not the following summary description, defines your rights as a holder of the exchange notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. You may obtain a copy of the indenture by requesting one from us. See “Where You Can Find Additional Information.”

The following describes the general terms and provisions of the exchange notes. The following description of the exchange notes is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture.

In this “Description of the Exchange Notes,” unless otherwise indicated, all references to “GreenPoint Financial Corp.,” “we,” “us,” and “our” are only to GreenPoint Financial Corp. and not to any of its subsidiaries.

Brief Description of the Exchange Notes

The exchange notes:

•	will be our unsecured senior obligations;

•	will be equal in ranking as to payment (“pari passu”) with all of our other existing and future senior unsecured indebtedness;

•	will be senior in right of payment to all of our existing and future subordinated indebtedness;

•	will rank junior in right of payment to all of our existing and future secured indebtedness; and

•	will rank junior in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

The indenture does not contain any restrictions on the amount of additional indebtedness which may be incurred by us or our subsidiaries.

Because we are a holding company, our rights and the rights of our creditors, including holders of the exchange notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise will be subject to the prior claims of the creditors of that subsidiary (including depositors, in the case of GreenPoint Bank), except to the extent we may be recognized as a creditor of that subsidiary. For example, if GreenPoint Bank is liquidated or reorganized, depositors of GreenPoint Bank would have the right to receive distributions from GreenPoint Bank before us. Our obligations under the exchange notes will not be guaranteed by any of our subsidiaries.

We are a holding company and we conduct substantially all of our operations through our subsidiaries. As a result, we rely primarily on dividends from our subsidiaries to make payments on our debt securities (which will include the exchange notes) and to pay other corporate expenses. Certain laws and regulatory requirements limit the ability of our subsidiaries to pay dividends. See “Risk Factors.”

Maturity and Interest

The exchange notes will mature on June 6, 2008. The exchange notes are not redeemable prior to their maturity. The exchange notes being offered hereby will be issued initially in the aggregate principal amount of up to $350,000,000. We may from time to time, without notice to or consent of the holders, issue additional notes with the same terms (except that the notes would have a different issue date and may have a different offering price) as the exchange notes being offered hereby. Additional notes issued in this manner will be consolidated with, and form a single series with, the previously outstanding notes and, accordingly, will have the same CUSIP number.

Interest on the exchange notes will accrue at the rate of 3.20% per annum from the most recent interest payment date on which interest on the outstanding notes was paid or provided for or, if no interest has been paid or provided for on the outstanding notes, from the date of original issuance of the outstanding notes. We will make each interest payment semi-annually on June 6 and December 6 of each year, commencing December 6, 2003, to the holders of record at the close of business on the preceding May 22 and November 21, respectively, until the relevant principal amount has been paid or made available for payment. If a payment date is a legal holiday, which is a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized by law, regulation or executive order to remain closed, payment may be made on the next succeeding day that is not a legal holiday, and no interest will accrue on that payment for the intervening period. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. In addition, a special interest premium may accrue on the notes in the circumstances described below under “Exchange Offer and Registration Rights.”

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar; provided, that we will at all times maintain one or more paying agents that have an office in New York, New York.

Certain Covenants

Merger, Consolidation, Sale, Lease or Conveyance

Under the indenture, we agree not to merge or consolidate with or into any other person and we agree not to sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of our assets to any person, unless:

•	the continuing or successor corporation (whether us or another corporation) or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a State thereof or the District of Columbia and expressly assumes all our obligations under the notes and the indenture or assumes those obligations as a matter of law;

•	immediately after giving effect to the merger, consolidation, sale, lease or conveyance there is no default or Event of Default under the indenture; and

•	we deliver or cause to be delivered to the trustee an officers’ certificate and opinion of counsel each stating that the merger, consolidation, sale, lease or conveyance complies with the indenture.

Limitations on Certain Transactions Involving Subsidiaries

Subject to limited exceptions, so long as any of the notes are outstanding, we will not sell or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of GreenPoint Bank or GreenPoint Mortgage, nor will we permit GreenPoint Bank or GreenPoint Mortgage to issue or sell or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of GreenPoint Bank or GreenPoint Mortgage, as the case may be, unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of GreenPoint Bank or GreenPoint Mortgage, as the case may be, after giving effect to the transaction. The covenant described in the preceding sentence does not apply to any transaction of the type described above under “—Merger, Consolidation, Sale, Lease or Conveyance.”

Furthermore, we will not permit GreenPoint Bank or GreenPoint Mortgage to:

•	merge or consolidate with or into any corporation or other person, unless we are the surviving corporation or person, or unless we will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding voting stock; or

•	lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us or one of our other subsidiaries), unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that corporation or other person.

However, we may agree to any merger or consolidation, or any sale, lease, assignment or transfer of properties and assets, if the transaction is required by law or it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by us of another entity, provided the conditions specified in the indenture are satisfied. Likewise, these covenants do not prohibit us, GreenPoint Bank or GreenPoint Mortgage from selling or transferring assets pursuant to any securitization transaction or pledging any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, to secure advances from the Federal Home Loan Bank, deposit liabilities and reverse repurchase agreements.

Furthermore, for so long as any of the notes are outstanding, we will not, nor will we permit GreenPoint Bank or GreenPoint Mortgage to, incur debt secured by any shares of voting stock of GreenPoint Bank or GreenPoint Mortgage (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock) without making effective provision for securing the notes equally and ratably with that secured debt. However, this covenant will not apply to the extent that we continue to own at least 80% of the issued and outstanding voting stock of GreenPoint Bank and GreenPoint Mortgage (treating that encumbrance as a transfer of those shares to the secured party).

Under the indenture, the holders of a majority in principal amount of the outstanding notes may waive compliance with the foregoing covenants.

Events of Default

Each of the following is an “Event of Default” under the indenture:

•	our failure to pay interest or special interest premium, if any, upon the notes when due, which failure continues for 30 days;

•	our failure to pay the principal of the notes when due;

•	our failure to perform any other covenant in the notes or the indenture, which failure continues for 60 days after the trustee or the holders of at least 25% in aggregate principal amount of the notes gives us written notice of our failure to perform;

•	our failure to

➢	make scheduled payments of principal of, or interest on, any indebtedness of ours in excess of $25 million, which failure constitutes an event of default under the instrument pursuant to which indebtedness is or may be issued, or by which the indebtedness is or may be secured or evidenced, and has resulted in the acceleration of indebtedness, or

➢	pay any indebtedness of that sort at final maturity (and after the expiration of any applicable grace periods); and

•	specified events of bankruptcy, insolvency or reorganization in respect of us or GreenPoint Bank or GreenPoint Mortgage.

An acceleration of any indebtedness of ours resulting from an event of default under the instrument governing that indebtedness other than a default in the payment of principal of, or interest on, that indebtedness, such as a violation or breach of a covenant, will not result in an Event of Default under the fourth bullet point above.

If any Event of Default (other than an Event of Default due to specified events of bankruptcy, insolvency or reorganization) has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes outstanding under the indenture may declare in writing the principal of all notes under the indenture and interest and any special interest premium accrued on the notes to be due and payable immediately. If an Event of Default due to specified events of bankruptcy, insolvency or reorganization has occurred with respect to us, the principal, accrued interest and accrued special interest premium, if any, on the notes will be immediately due and payable, without further action or notice on the part of the trustee or any holder.

Upon becoming aware of any Event of Default, we will deliver to the trustee a statement specifying the Event of Default.

The holders of at least a majority in principal amount of the notes may, by written notice to the trustee:

•	waive an existing default or an Event of Default with respect to the notes, other than a default as to the payment of principal, interest or special interest premium, if any, on the notes: and

•	rescind an acceleration with respect to the notes and its consequences if, in the case of this bullet

➢	all existing Events of Default applicable to the notes (other than the nonpayment of principal, interest and special interest premium, if any, on the notes that have become due solely by that declaration of acceleration) have been cured or waived, and

➢	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The trustee is entitled, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of those holders. Subject to the provisions in the indenture for the indemnification of the trustee and other limitations, the holders of a majority in principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder of notes may pursue any remedy under the indenture or the notes (except actions for payment of overdue principal or interest) unless:

•	the holder previously has given the trustee written notice of the default and continuance thereof;

•	the holders of not less than 25% in principal amount of the notes then outstanding have requested the trustee to pursue the remedy;

•	the holder or holders have offered the trustee satisfactory indemnity;

•	the trustee has not complied within 60 days of the request; and

•	the trustee has not received direction inconsistent with the written request from the holders of a majority in principal amount of the notes then outstanding.

Modification of the Indenture

The indenture contains provisions permitting us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of notes then outstanding, to modify or amend the indenture, including the provisions relating to the rights of the holders of the notes. In addition, the holders of at least a majority in aggregate principal amount of the outstanding notes may waive compliance by us with any provision of the indenture or the notes. However, no modification, amendment or waiver may, without the consent of all holders of outstanding notes affected by the modification, amendment or waiver:

•	change the stated maturity of the principal of, or any installment of interest on, or special interest premium, if any, on any note;

•	reduce the principal amount of any note or reduce the rate of, or extend or change the time of payment of, interest on any note;

•	change the place or currency of payment of principal, interest or special interest premium, if any, on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with specified provisions of the indenture or for waiver of specified defaults; or

•	modify the provisions governing modification and waiver.

We and the trustee may, without the consent of any holder of notes, amend the indenture and the notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations by a successor in accordance with the covenant described above under “—Merger, Consolidation, Sale, Lease or Conveyance,” to make changes that would provide the holders with additional benefits, to make any change that is not inconsistent with the indenture and the notes and will not adversely affect the interest of any holder of the notes and to comply with the requirements of the SEC or to effect or maintain qualification of the indenture under the Trust Indenture Act.

Legal Defeasance and Covenant Defeasance

Legal Defeasance

We will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after we have made the deposit referred to below, and the provisions of the indenture will cease to be applicable with respect to the notes (except for, among other matters, obligations to register the transfer of or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies, to hold funds for payment in trust and to pay any special interest premium) if:

•	we have deposited with the trustee, in trust, cash and/or specified U.S. government obligations that will provide funds in an amount sufficient, in the opinion of a nationally recognized public accounting firm, to pay the principal and accrued interest on the notes at the time the payments are due in accordance with the terms of the indenture;

•	we have delivered to the trustee

➢	an opinion of counsel to the effect that note holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the indenture, and

➢	an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of

123 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

•	no Event of Default, or event that, after the giving of notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing on the date of the deposit or, insofar as Events of Default due to specified events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound.

Covenant Defeasance

The provisions of the indenture will cease to be applicable with respect to the third, fourth and fifth bullet points contained in “—Events of Default” upon:

•	the satisfaction of the conditions described in the first bullet point, the second part of the second bullet point and the third bullet point of the preceding paragraph; and

•	our delivery to the trustee of an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance had not occurred.

If we exercise our option to omit compliance with specified provisions of the indenture as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. government obligations on deposit with the trustee may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from the Event of Default. In that event, we will remain liable for those payments.

Book-Entry; Delivery and Form

We will issue the exchange notes in the form of one or more fully registered global exchange notes in minimum denominations of $1,000 and integral multiples of $1,000. See “Notice to Investors.” The global exchange notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global exchange note directly through DTC or indirectly through organizations which are participants in the DTC system.

Except as set forth below, the global exchange notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global exchange notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Exchange Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global exchange notes will not be entitled to receive physical delivery of exchange notes in certificated form. Transfers of any interests in the global exchange notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC from time to time. We do not take any responsibility for these operations and procedures, and we urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of Exchange Act; and

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the global exchange notes, DTC will credit the accounts of participants with the principal amount of exchange notes represented by the global exchange notes; and

•	ownership of these interests in the global exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global exchange notes).

Investors in the global exchange notes who are participants in DTC’s system may hold their interests in the notes directly through DTC. Investors in the global exchange notes who are not participants may hold their interests in those notes indirectly through organizations which are participants in that system. The laws of some states may require that specified persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global exchange note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of themselves or indirect participants, the ability of a person having beneficial interests in a global exchange note to pledge or transfer those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

So long as DTC or its nominee is the registered holder of the global exchange notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the interests represented by the global exchange notes for all purposes under the indenture. Except as described below, owners of beneficial interests in the global exchange notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global exchange note must rely on the procedures of DTC and, if the holder is not a participant or indirect participant, on the procedures of the participant and any other intermediaries through which the holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or the global exchange note.

Payments in respect of the principal of and interest on a global exchange note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the exchange notes, including the global exchange notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or of the trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global exchange notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global exchange notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on the payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account DTC has credited the interests in the global exchange notes and only in respect of the portion of the aggregate principal amount of the exchange notes of the applicable series as to which the participant or participants has or have given the direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the global exchange notes for exchange notes in certificated form, and to distribute those exchange notes to its participants. Although DTC has agreed to the above procedures to facilitate transfers of interests in the global exchange notes among participants in DTC, they are under no obligation to perform or to continue to perform those procedures, and may discontinue those procedures at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing DTC’s operations.

Exchange of Global Exchange Notes for Certificated Exchange Notes

Beneficial interests in global notes may be exchanged for certificated notes only if:

•	DTC notifies the trustee that it is unwilling or unable to continue as a depositary for the global notes or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days;

•	we decide at any time not to have the securities represented by global notes and so notify the trustee; or

•	an Event of Default occurs.

If there is an exchange, upon the surrender by DTC of the global notes, we will issue certificated notes in authorized denominations and registered in the names that DTC directs.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only the duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent person would exercise under the circumstances in the conduct of the person’s own affairs.

The indenture contains limitations on the rights of the trustee, should it become a creditor of GreenPoint Financial, to obtain payment of claims in some cases or to realize on certain property received by it in respect of any claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate the conflict or resign.

The Bank of New York is the trustee under the indenture. We may maintain banking relationships with the trustee in the ordinary course of business.

REGISTRATION RIGHTS

In connection with the issuance of the outstanding notes on June 6, 2003, we entered into a registration rights agreement with the initial purchasers of the outstanding notes under which we agreed to conduct this exchange offer and, in circumstances described under “—Shelf Registration” below, register the resale of outstanding notes.

This summary of provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The registration rights agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange Offer

We agreed in the registration rights agreement:

•	to file with the SEC, within 90 calendar days after the initial issuance of the outstanding notes, a registration statement relating to the outstanding notes, of which this prospectus forms a part;

•	to use our reasonable best efforts to have the exchange offer registration statement declared effective under the Securities Act within 150 calendar days after the issuance of the outstanding notes;

•	cause the exchange offer registration statement to remain effective until the closing of the exchange offer; and

•	complete the exchange offer no later than 180 days after the issue date of the outstanding notes.

Under the registration rights agreement, holders of outstanding notes who wish to exchange those notes for exchange notes in this exchange offer must make the representations described under “Exchange Offer  —Procedures for Tendering” and in the letter of transmittal.

In addition, under the registration rights agreement, we are required, subject to the terms of that agreement, to allow broker-dealers who acquired the outstanding notes for its own account as a result of market making or other trading activities and other persons, if any, required to deliver a prospectus meeting the requirements of the Securities Act, to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. Broker-dealers and other persons who deliver the prospectus to purchasers in connection with resales will be subject to some of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including specified indemnification rights and obligations). See “Plan of Distribution” for further details. The right to utilize this prospectus in this manner may be suspended as discussed below under “—Shelf Registration Statement.”

Shelf Registration

We may be required to file a shelf registration statement to permit specified holders of Registrable Notes (as that term is defined below) who are not eligible to participate in the exchange offer to resell the Registrable Notes periodically without being limited by the transfer restrictions.

We will be required to file a shelf registration statement only if:

•	because of any change, after the date the outstanding notes are issued, in law, regulation or in currently prevailing interpretations of laws and regulations by the SEC staff, we are not permitted to effect the exchange offer;

•	the exchange offer is not consummated within 180 days after the date the notes are issued; or

•	any holder notifies us prior to the 20th day following the consummation of the exchange offer that

➢	it is prohibited by applicable law or SEC policy from participating in the exchange offer,

➢	it may not resell the exchange notes to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for resale by the holder or

➢	it is a broker-dealer and holds notes acquired directly from us or one of our affiliates that are not eligible for exchange in the exchange offer.

If a shelf registration statement is required, we will:

•	as promptly as practicable (but in no event more than 45 days after so required or requested pursuant to the registration rights agreement, or, if later, 90 days after the notes are issued), file a shelf registration statement covering resales of those notes;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act (but in no event more than 90 days after so required or requested pursuant to the registration rights agreement or, if later, 150 days after the notes are issued); and

•	use our reasonable best efforts to keep the shelf registration statement effective until the earlier of two years (or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, until the termination of that shorter period) after the issuance of the notes or an earlier time at which all of the applicable notes have been sold under the shelf registration statement.

We will, if a shelf registration statement is declared effective, notify each holder entitled to participate in the shelf registration of effectiveness of that registration statement, provide to each of those holders copies of the prospectus that forms a part of the shelf registration statement and take other actions required to permit unrestricted resales of the notes. A holder that seeks to sell notes under to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, will be required to provide information related to it and its holdings and to deliver the prospectus to purchasers, will be subject to some of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder (including specified indemnification rights and obligations). We will not have any obligation to include in the shelf registration statement holders who do not deliver the required information to us.

Subject to the potential imposition of special interest premium as described below, we may suspend the effectiveness of the shelf registration statement or, following the consummation of the exchange offer, the exchange offer registration statement by written notice to the holders of the notes, in the case of the shelf registration statement, or to the participating broker-dealers that have notified us that they will be utilizing the prospectus contained in the exchange offer registration statement, in the case of the exchange offer registration statement, for a period not to exceed an aggregate of 45 calendar days in any 90-day period if:

•	an event occurs and is continuing as a result of which the applicable registration statement would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that registration statement or necessary to make the statements in that registration statement not misleading; and

•	we reasonably determine that the disclosure of the event in question at that time would have a material adverse effect on the business of GreenPoint Financial and our subsidiaries or on a previously undisclosed proposed or pending material business transaction.

In the event the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate that transaction, we may extend the effectiveness of the suspension from 45 days to 75 days without imposition of a special interest premium. However, the suspension may not exceed an aggregate of 90 days in any 360-day period without imposition of a special interest premium.

As used above, “Registrable Notes” means the outstanding notes, except that any outstanding notes will cease to be Registrable Notes when:

•	a registration statement with respect to the notes has been declared effective under the Securities Act and the notes have been disposed of pursuant to the registration statement;

•	the outstanding notes have been sold pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or have become salable pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force);

•	the outstanding notes have ceased to be outstanding; or

•	the outstanding notes have been exchanged for exchange notes, the offer and sale of which have been registered pursuant to the exchange offer registration statement, upon consummation of the exchange offer, subject to limited exceptions.

Special Interest Premium

If a Registration Default (as that term is defined below) occurs, then we will be required to pay additional interest to each holder of Registrable Notes. During the first 90-day period that a Registration Default occurs and is continuing, we will pay additional interest on the Registrable Notes at a rate of 0.25% per year. If a Registration Default occurs and is continuing for a period of more than 90 days, then the amount of additional interest we are required to pay on the Registrable Notes will increase, effective from and after the 90th day in that period, by an additional 0.25% per year until all Registration Defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% per year and we will not be required to pay additional interest for more than one Registration Default at a time.

This additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the outstanding notes in the same manner as interest payments on the outstanding notes, with payments being made on the interest payment dates for the outstanding notes. Following the cure of all Registration Defaults, no more additional interest will accrue unless a subsequent Registration Default occurs. Additional interest will not be payable on any outstanding notes other than Registrable Notes.

A “Registration Default” will occur if:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for that filing;

•	any required registration statement is not declared effective by the SEC on or prior to the date specified for its effectiveness;

•	we fail to complete the exchange offer on or prior to the exchange offer consummation deadline (other than in the event we file a shelf registration statement because we determine that we are not permitted to effect the exchange offer); or

•	the shelf registration statement is declared effective but after that time ceases to be effective or, except as a result of specified matters relating to selling holders, usable in connection with resales of the outstanding notes during the periods specified in the registration rights agreement, except during limited periods as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described under “—Shelf Registration” above.

CERTAIN IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes specified United States federal income tax consequences resulting from the exchange of the outstanding notes for exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to in this prospectus as the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described below, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax exempt organizations, financial institutions, retirement plans, regulated investment companies, dealers in securities or currencies, traders in securities who elect to apply the mark-to-market method of accounting, partnerships and other entities treated as pass-through for federal income tax purposes, expatriates, foreign persons, holders whose functional currency is not the United States dollar, and holders of the notes held as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” for federal income tax purposes, or as part of an integrated investment). This summary is for general information only and does not address all aspects of United States federal income taxation that may be relevant to holders of notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Holders of notes should consult their tax advisors as to the application of United States federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Exchange Offer

A holder of outstanding notes will not recognize any taxable gain or loss on the exchange of the outstanding notes for exchange notes pursuant to the exchange offer, and the holder will have the same adjusted tax basis and holding period in the exchange notes as the holder had in the outstanding notes immediately before the exchange.

Interest

Interest on an exchange note generally will be taxable to a holder as ordinary income as it accrues or is received in accordance with the holder’s method of accounting for United States federal income tax purposes.

Information Reporting and Backup Withholding

For each calendar year in which the exchange notes are outstanding, we, our agents or paying agents or a broker may be required to provide the IRS with specified information, including the holder’s name, address and taxpayer identification number, the aggregate amount of principal and interest (and premium, if any) paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to specified holders including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

In the event that a holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to “backup” withhold at a rate currently equal to 28% on each payment of interest and principal (and premium, if any) and sales proceeds on the exchange notes.

Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the holder or refunded if the amounts withheld exceed that liability, provided that the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND TAX SITUATION. EACH HOLDER SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND EXCHANGE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS OR SUBSEQUENT VERSIONS THEREOF.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed, subject to limited exceptions, that for a period of 180 calendar days from the date the exchange offer registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with the resale.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any of those resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit resulting from any resale of those exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective time of the exchange offer, we will as promptly as practicable send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by any broker-dealers under specified circumstances, in which case the period referred to above will be extended by a number of days equal to the period of suspension. See “Shelf Registration Statement.”

We have agreed to pay expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers, and that we will indemnify the holders of the notes (including any broker-dealers) against specified liabilities, including specified liabilities under the Securities Act.

VALIDITY OF THE NOTES

The validity of the exchange notes offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz.

EXPERTS

The consolidated financial statements incorporated into this prospectus by reference to the Annual Report on Form 10-K of GreenPoint Financial Corp. for the year ended December 31, 2002, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the informational requirements of the Exchange Act. We are required to file annual, quarterly and special reports and other information with the SEC. You may read and copy any of the reports, statements and other information that we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “GPT.” You may also inspect the information that we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange notes offered hereby. This prospectus forms a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement or in the exhibits to the registration statement, specified portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the notes offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as part thereof or incorporated by reference, which may be inspected as described above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement of which this prospectus forms a part.

INCORPORATION BY REFERENCE

Rather than include in this prospectus some of the information that we include in reports filed with the SEC, we are incorporating information by reference, which means that we are disclosing important information to you by referring you to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents filed by us:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002; and

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003.

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of those reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon request of the receiving person, a copy of any or all documents that are incorporated in this prospectus by reference, other than exhibits to those documents unless those exhibits are specifically incorporated by reference in the document that this prospectus incorporates. You should direct these types of requests to GreenPoint Financial Corp., 90 Park Avenue, New York, New York 10016, Attention: Investor Relations, (212) 834-1202. You may also obtain copies of some of these documents at our web site at http://www.greenpoint.com.

GreenPoint Financial Corp.

$350,000,000 aggregate principal amount of

3.20% Senior Notes Due 2008

OFFER TO EXCHANGE

[            ], 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

GreenPoint Financial Corp. (“GreenPoint”) is a Delaware corporation subject to the applicable provisions of the Delaware General Corporation Law (the “DGCL”) related to the limitation of director liability, indemnification of directors and officers and insurance against director and officer liability maintained by a corporation on behalf of directors and officers. The DGCL permits a corporation’s certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that the relevant provision does not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payment of a dividend or approval of an unlawful stock purchase or redemption or (4) for any transaction from which the director derived an improper personal benefit. GreenPoint’s certificate of incorporation, as amended (the “GreenPoint Certificate”), provides for the elimination of liability of directors to the fullest extent permitted by the DGCL.

The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful. In any threatened, pending or completed action or suit by or in the right of a corporation, the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any such action or suit by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim or issue as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper. The DGCL requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the previous two paragraphs or in defense of any claim, issue or matter therein against expenses actually and reasonably incurred by such person in connection therewith. Corporations may pay expenses incurred by an officer or director in defending any proceeding in advance of the final disposition of such matter upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to indemnity. The indemnification provided for by the DGCL is not exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The GreenPoint Certificate provides for indemnification of directors and officers (among others) who are made parties or are threatened to be made parties to or are otherwise involved in any actions, suits or proceedings, whether civil, criminal, administrative or investigative by reason of his or her role as such or service in such a role at GreenPoint’s request for another corporation or a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered. The GreenPoint Certificate provides that expenses incurred or suffered shall be paid by GreenPoint in advance of the final disposition thereof, and that if required by the DGCL, such advancement of expenses incurred by an indemnified party in his or her capacity as a director or officer (and not in any other capacity) will be made only upon delivery of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation or was or is serving in such a capacity at the request of the corporation with another business entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability. GreenPoint maintains insurance policies insuring the directors and officers of GreenPoint against certain acts and omissions.

Item 21.    Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Document Description

3.1	Certificate of Incorporation of GreenPoint Financial Corp.(1)

3.2	Bylaws of GreenPoint Financial Corp.(2)

3.3	Restated Organization Certificate of GreenPoint Bank.(3)

3.4	Bylaws of GreenPoint Bank.*

4.1	Indenture, dated as of June 6, 2003, between GreenPoint Financial Corp. and The Bank of New York, as trustee.*

4.2	Form of Global Note relating to the 3.20% Senior Notes Due 2008 of GreenPoint Financial Corp.*

4.3	Registration Rights Agreement, dated as of June 6, 2003, by and among GreenPoint Financial Corp., Lehman Brothers Inc. and Keefe, Bruyette & Woods, Inc.*

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

12.1	Statement Regarding Computation of Ratios (included on page 8 of the prospectus forming a part of this registration statement).

23.1	Consent of Independent Accountants.

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

24.1	Powers of attorney (included on the signature page hereto).*

25.1	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.*

99.1	Letter of Transmittal.*

99.2	Notice of Guaranteed Delivery.*

99.3	Letter to brokers, dealers, commercial banks, issuer companies and other nominees.*

99.4	Form of letter from brokers, dealers, commercial banks, issuer companies and other nominees to their clients.*

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, dated March 31, 1995.
(2)	Incorporated by reference to Exhibit 3.2 to the 1997 10-K.
(3)	Incorporated by reference to Exhibit 3.3 to the 1994 10-K.
*	Previously filed.

(b) Not Applicable

(c) Not Applicable

Item 22.    Undertakings.

The undersigned Registrant hereby undertakes:

That for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GreenPoint Financial Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 26, 2003.

GREENPOINT FINANCIAL CORP. (Registrant)

By:	/S/ THOMAS S. JOHNSON

Name: Thomas S. Johnson
Title: Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 26, 2003.

/S/    THOMAS S. JOHNSON

Thomas S. Johnson

Chairman of the Board and

Chief Executive Officer

(Principal Executive Officer)

*

Bharat B. Bhatt

Member of the Board, President

and Chief Operating Officer

*

Dan F. Huebner

Director

*

William M. Jackson

Director

*

Charles B. McQuade

Director

* J. Thomas Presby Director

* Alvin N. Puryear Director

* Robert P. Quinn Director

* Edward C. Schmults Director

* Robert F. Vizza Director

* Jeffrey R. Leeds Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Joseph D. Perillo Senior Vice President and Controller (Principal Accounting Officer)

By:	/S/ THOMAS S. JOHNSON

Name:	Thomas S. Johnson
Title:	Chairman of the Board and Chief Executive Officer

Thomas S. Johnson, by signing his name hereto, does sign this document on behalf of the persons named above, pursuant to a power of attorney duly executed by such persons and previously filed.

EXHIBIT INDEX

Exhibit No.	Document Description

3.1	Certificate of Incorporation of GreenPoint Financial Corp.(1)

3.2	Bylaws of GreenPoint Financial Corp.(2)

3.3	Restated Organization Certificate of GreenPoint Bank.(3)

3.4	Bylaws of GreenPoint Bank.*

4.1	Indenture, dated as of June 6, 2003, between GreenPoint Financial Corp. and The Bank of New York, as trustee.*

4.2	Form of Global Note relating to the 3.20% Senior Notes Due 2008 of GreenPoint Financial Corp.*

4.3	Registration Rights Agreement, dated as of June 6, 2003, by and among GreenPoint Financial Corp., Lehman Brothers Inc. and Keefe, Bruyette & Woods, Inc.*

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

12.1	Statement Regarding Computation of Ratios (included on page 8 of the prospectus forming a part of this registration statement).

23.1	Consent of Independent Accountants.

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

24.1	Powers of attorney (included on the signature page hereto).*

25.1	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.*

99.1	Letter of Transmittal.*

99.2	Notice of Guaranteed Delivery.*

99.3	Letter to brokers, dealers, commercial banks, issuer companies and other nominees.*

99.4	Form of letter from brokers, dealers, commercial banks, issuer companies and other nominees to their clients.*

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, dated March 31, 1995.
(2)	Incorporated by reference to Exhibit 3.2 to the 1997 10-K.
(3)	Incorporated by reference to Exhibit 3.3 to the 1994 10-K.
*	Previously filed.